                                                                     EXHIBIT 3.2


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                          OF

                              THE A CONSULTING TEAM, INC.
               (Pursuant to Section 807 of the Business Corporation Law)



               FIRST: The name of the Corporation is The A Consulting Team, Inc. (the "Corporation").


               SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.


               THIRD: The office of the Corporation is to be located in the City of New York, County of New York and State of New York.


               FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 12,000,000 shares, all of which are $0.01 par value, of which 10,000,000 shares shall be designated "Common Stock" and 2,000,000 shares of which shall be designated "Preferred Stock."

               (a)    Common Stock.
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               (1) Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               (2) Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

               (3) Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this Certificate of Incorporation, any amendment thereto, or the provisions of the laws of the State of New York governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

               (b) Preferred Stock. The Board of Directors of the Corporation is
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authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the New York Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (1) The number of shares constituting that series and the distinctive designation of that series;

               (2) Whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, the conditions under which and the times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or non-cumulative and, if cumulative, from which date or dates;

               (3) Whether the holders of shares of that series have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions of exercise of such voting rights;

               (4) Whether shares of that series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices of or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in such conversion or exchange prices or rates;

               (5) Whether the shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (6) Whether the shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

               (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any presence of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

               (8) Any other relative rights, preferences and limitations of that series; provided, however, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of the Preferred Stock are not paid in full, the shares of all series of the Preferred Stocks shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way of dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.


               FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is The A Consulting Team, Inc, 200 Park Avenue South, New York, New York 10003,
Attn: Shmuel BenTov.


               SIXTH: No holder of any of the shares of any class of the Corporation shall have any preemptive rights and, as such, no holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities, or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to any said holder.


               SEVENTH: (a) The Corporation shall be permitted to indemnify, and advance expenses to, any person whom it has the power to indemnify to the fullest extent permitted by law, and, to the extent consistent therewith, shall indemnify or advance expenses to any such person to the fullest extent required by or pursuant to any by-law of the Corporation, agreement, resolution of directors, resolution of shareholders, directors' officers' liability insurance policies, or any other form of indemnification agreement.

                        (b) To the fullest extent now or hereafter permitted by law, directors of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in their capacity as directors.